Randy Simpson,CPA, PC
                           11775 Sandy Nicklaus Road
                               sandy, Utah 84092
                          Fax and Phone (801) 572-3009


Board of Directors and Stockholders
Merchantpark Communications, inc.
(Formerly Westnet Communications, Inc)
Las Vegas, NV 89027

Item 4.  Change in Registrants Certifying Accountant

We have had no disagreements with Marchantpark Communications, Inc. (formerly Westnet Communications, Inc.) concerning accouting principles or practices, financial statement disclosure, or auditing scope or procedure during the prior two years we have served as auditors to Merchantpark Communications, Inc. We concur with the statement made in Item 4 on Form 8-K concerning their change of accountants on August 7, 2001.

 .S. Randy Simpson
Randy Simpson, CPA, PC
A Professional Corporation
August 7,2001
Sandy, Utah